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                                                                   EXHIBIT 10.62



                          DIAZ & ALTSCHUL CAPITAL, LLC
                           745 5TH AVENUE, SUITE 3001
                            NEW YORK, NEW YORK 10151
                            TELEPHONE: (212) 751-1011
                               FAX: (212) 751-5757



                                  June 30, 1997

Shaman Pharmaceuticals, Inc.
213 East Grand Avenue
South San Francisco, California 94080

Attention: Ms. Lisa A. Conte

Dear Madam or Sir:

                  In reference to the Engagement Agreement, dated April 17, 1997 (the "Engagement Agreement"), between Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Diaz & Altschul Capital, LLC, a New York limited liability company (the "Placement Agent"), this letter sets forth confirmation of certain matters in connection with the engagement of the Placement Agent under the Engagement Agreement and certain amendments to the Engagement Agreement as follows. Capitalized terms used herein without definition shall have the meanings given them in the Engagement Agreement.

                  1. The prospective investors in the Transaction include Delta Opportunity Fund, Ltd., a British Virgin Islands corporation ("Delta"), and Overbrook Fund I, LLC, a New York limited liability company ("Overbrook"). Delta is an entity which is advised by Diaz & Altschul Advisors, LLC, a New York limited liability company ("DA Advisors"). Arthur G. Altschul, Jr. serves as a director of Delta. The Placement Agent and DA Advisors are under common control. Mr. Altschul is the sole managing member of Overbrook and Mr. Altschul and members of his family are the principal investors in Overbrook. DA Advisors will serve as advisor to, or enter into a managed account agreement with, Overbrook with regard to the Note purchased by Overbrook.

                  2. In view of the fact that the Placement Agent has introduced all of the prospective investors in the Transaction, the Company agrees that the 3% cash amount payable to the Placement Agent pursuant to Section 2(a)(1) of the Engagement Agreement shall apply to all of the gross proceeds from the sale of securities (the "Senior Convertible Notes") to investors. The Company acknowledges that the cash amount and the Fee Securities payable to the Placement Agent pursuant to Section 2(a) of the Engagement Agreement with respect to each Note Purchase Agreement between the Company and an


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investor (each, a "Note Purchase Agreement" and collectively, the "Note Purchase
Agreements") shall have been fully earned by the Placement Agent on the date such Note Purchase Agreement is executed and delivered; provided, however, that the Company's obligation to pay such compensation with respect to each investor is subject to the express condition subsequent that the Senior Convertible Note to be purchased by such investor is issued and sold to such investor on the Closing Date provided in the respective Note Purchase Agreement and that the funds representing the purchase price therefor are released from the investor's escrow to or for the benefit of the Company. Accordingly, no payment of any fee, whether in cash or in Fee Securities, will be due by the Company with respect to any Note Purchase Agreement until such condition subsequent is satisfied with respect to such Note Purchase Agreement.

                  3. Pursuant to Section 2(b) of the Engagement Agreement, the Company hereby agrees to increase the amount it shall pay or reimburse the Placement Agent for expenses thereunder from $50,000 to $62,500.

                  If the matters set forth in this letter are acceptable to the Company, please sign a copy of this letter in the space provided below and return it to the Placement Agent, whereupon this letter shall be a binding agreement between the Company and the Placement Agent under the laws of the State of New York and the Engagement Agreement shall be amended by this letter Agreement. Except as amended by this letter agreement, the Engagement Agreement remains in full force and effect.

Very truly yours,

DIAZ & ALTSCHUL CAPITAL, LLC


By: /s/ Arthur G. Altschul
    ---------------------------------
         Managing Member

Accepted and agreed as of the date
first set forth above.

SHAMAN PHARMACEUTICALS, INC.


By: /s/ Lisa A. Conte
    ---------------------------------
         Lisa A. Conte
         President and
         Chief Executive Officer



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